Exhibit 10.39

CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH APPEARS ON 3 PAGES OF THIS EXHIBIT AND HAS BEEN IDENTIFIED WITH THE SYMBOL “***,” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

SURFACE ACCESS AND USE AGREEMENT

THIS SURFACE ACCESS AND USE AGREEMENT (“Agreement”) is made and entered into as of the 14 day of December, 2007, (“Effective Date”), by and between TRUCKEE RIVER RANCH, LLC, a Nevada limited liability company with an address of ***, ***, Nevada *** (“Owner”), and RASER POWER SYSTEMS, LLC., a Delaware limited liability company with an address of 5152 North Edgewood Drive, Suite 375, Provo, Utah (“Raser”).

RECITALS

WHEREAS, Owner is the owner of a fee interest in lands generally described as the “RO Ranch,” along with other properties in the vicinity, situated in Nye County, Nevada, described more fully on Exhibit “A” (the “Lands”) attached hereto and incorporated herein by this reference; and

WHEREAS, Owner and Raser have previously entered into that certain Geothermal Lease Agreement dated December 22, 2006 (the “Truckee Geothermal Lease”) covering the Lands; and

WHEREAS, National Geothermal Corporation (“National Geothermal”) owns the mineral estate, including all minerals, geothermal energy, hydrocarbon substances and other minerals, in a portion of the Lands underlying the RO Ranch (“National Geothermal Lands”), and Raser has entered into that certain Geothermal Resource Lease, dated June 18, 2007 (the “National Geothermal Lease”) granting Raser exclusive rights to explore for, develop and extract geothermal energy from the National Geothermal Lands; and

WHEREAS, Certain other portions of the Lands, including the lands generally described as the “Adobe Ranch” and the “Triple T Ranch” may consist of split estates whereby Owner owns the surface but may not own the full portion of the geothermal resource interests underlying such lands; and

WHEREAS, The Parties desire to amend and clarify certain aspects of the Truckee Geothermal Lease and coordinate the Raser’s geothermal development activities with the Owner’s ranching activities.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. GRANT OF RIGHTS.

For and in consideration of the covenants, promises, warrantees, and rights granted herein and in the Truckee Geothermal Lease, and other good and valuable consideration set forth herein, including without limitation, royalties, Raser shall grant and pay to Owner (i) an option to purchase THIRTY-FIVE THOUSAND (35,000) unregistered shares of Raser Technologies, Inc. common stock with the strike price of $15.10 per share (Closing price on August 21, 2007)the option agreement shall be delivered within 75 business days of the Effective Date of this Agreement; and (ii) the Royalty Payments described in Section 2.*

2. ROYALTY

Raser shall pay to Owner royalty out of the proceeds received by Raser from the sale of electricity generated from geothermal resources underlying the RO Ranch, as follows:

If Raser generates electric power from any geothermal resources or otherwise converts any geothermal resources into electric power from the RO Ranch and sells any of said electric power, a royalty of one quarter of one percent (.25%) for the first two years beginning with the first date of sale of electrical production and ONE percent (1.0%) for the next three years and ONE AND THREE QUARTER percent (1.75%) thereafter of the gross proceeds of the sale of said electric power; less

(a) any sales, excise or other taxes imposed on the sale of any said electric power so sold or which are required to be included in or added to the sales price thereof or paid by the seller; and

(b) any cost to Raser of any transmission to the point of sale of any of said electric power so sold, if sold off the RO Ranch or the Unit Area, as the case may be;

(c) assuming Raser does not use electricity generated from the geothermal plant for such requirements, the reasonable and standard cost of any electricity purchased by Raser from unaffiliated third parties to operate the geothermal well field pumps or serve other parasitic loads of the geothermal gathering field or the generating plant.

ROYALTY SUMMARY

Year 1	.25 % royalty
Year 2	.25 % royalty
Year 3	1.0 % royalty
Year 4	1.0 % royalty
Year 5	1.0 % royalty
Year 6 thru term of Agreement	1.75 % royalty

Raser may use, free of royalty, Substances, Geothermal Resources, and electric power developed from the Lands for all operations hereunder, and Raser shall not be required to account to Owner for or pay royalty on any Substances and Geothermal Resources reasonably lost or consumed in operations hereunder. For purposes of this Agreement, “Substances” and “Geothermal Resources” shall have the same meanings as defined in the Truckee Geothermal Lease.

Subject to the limitations in this paragraph (below), Raser shall pay Owner, on or before the last day of each and every calendar month, the royalties accrued and payable for the preceding calendar month (“Payment Date”). Concurrently with making each such royalty payment, Raser shall deliver to Owner a statement setting forth the basis for the determination of the royalty then paid by Raser. Notwithstanding anything to the contrary, Owner agrees that the Payment Date shall be adjusted to coincide with billing procedures set forth in a power purchase agreement. Owner acknowledges that the billing procedures of such a power purchase agreement may be monthly, bi-monthly, quarterly, or based upon some other calculation of time which will govern the date in which royalties are due, and supersede any other such requirement, and shall be paid to Owner.

The royalty payments shall run with the land and future owners of the Lands, and shall not be separately assigned by Owner to a third party with no interest in the surface estate of the Lands, without the prior written consent of Raser.

2. AMENDENT AND CLARIFICATION OF TRUCKEE GEOTHERMAL LEASE

The Truckee Geothermal Lease is hereby amended and clarified as follows:

(a)	Section 1(a)(iii) of the Truckee Geothermal Lease is hereby deleted and Raser shall have no obligation to pay the additional 25,000 shares upon successful placing in service of a power plant on the Lands;

(b)	No royalties shall be payable to Owner with respect to geothermal resources underlying the RO Ranch, except (i) as provided in Section 2 of this Agreement or (ii) such other lands that are not National Geothermal Lands and for which it is subsequently determined Owner holds good and marketable title to the geothermal estate;

(c)	In the event any of the remaining Lands subject to the Truckee Geothermal Lease have split estate issues, Owner shall only be entitled to a pro-rata portion of the royalties provided in Section 2 of the Truckee Geothermal Lease. For example, if Owner holds 50% of the geothermal estate underlying the Adobe Ranch, Owner shall be entitled to 50% of the royaltes provided in Section 2 of the Truckee Geothermal Lease.

(d)	Other than the payments specifically provided for herein and in the Truckee Geothermal Lease, Raser shall not be obligated to pay, and Owner shall not be entitled to receive, any payments for development of geothermal resources and power plants on any or all of the Lands (whether for exploitation of geothermal resources, surface access and use, or otherwise), it being understood and agreed by each of Owner and Raser that this Agreement is in settlement and compromise of any and all uncertainties or disputes covering the Lands, and that geothermal development can move forward on all of the Lands. Owner hereby waives any right to assert adverse effect to value of the Lands in connection with such geothermal development and related activities as well as the right to seek additional compensation for such development and related activities.

(e)	The Wineglass Ranch shall be included within the definition of the Truckee Geothermal Lease Agreement .

(f)	The Truckee Geothermal Lease shall remain in full force and effect except as specifically amended herein.

3. TERM

Rights granted by this Agreement shall continue until the rights of Raser, its successors or assigns, to explore for, develop, extract or produce geothermal energy from the Lands, or from lands pooled with the Lands, permanently and irrevocably terminates. The rights granted to Raser herein shall survive the termination of the Truckee Geothermal Lease, so long as the power plant and related facilities on the Lands are capable of producing electricity from geothermal resources located on neighboring lands.

4. DEPOSITORY

All payments required to be made by Raser to Owner hereunder shall be paid to Owner by mailing or delivering a check therefor to its successors or assigns, herein designated by Owner as depository, Owner hereby granting to said depository full power and authority on behalf of Owner, and all those succeeding to Owner’s rights hereunder whether by voluntary act or operation of law, to collect and receipt for all sums of money which may become due and payable from Raser hereunder. No change in the ownership of the Lands or of any payments due Owner hereunder shall be binding on Raser until it shall have been furnished adequate written evidence thereof. In the event more than one person or entity shall at any time be entitled to receive sums of money payable hereunder to Owner all such persons shall have the right, jointly, to designate any other single depository to receive all payments hereunder on their joint and several behalf, and by jointly executed and acknowledged instrument so to advise Raser, it being intended that Raser shall never be required to make payment to more than one person or entity nor to draw more than one check for any separate payment becoming due hereunder. Until such notice shall be furnished to Raser, Raser shall continue to make all payments to the depository last designated hereunder. The parties agree that any and all royalty payments made to the designated depository shall be deemed a payment to Owner for purposes of calculating Owner’s royalties and shall satisfy all of Raser's obligations to Owner for the value of the royalty payment made to the depository.

5. RASER’S USE OF PRODUCTION FOR ITS OPERATION

Raser shall be entitled, without accountability to Owner therefor whether by payment of royalty or otherwise except as specified in the Truckee Geothermal Lease, to use in its drilling, production and processing operations hereunder such amounts of Substances and Geothermal Resources produced from the Lands as may be reasonably required by Raser for such purposes. Raser shall be entitled, without accounting to Owner therefor in any manner, to flow and/or blow wells without restriction for testing or operating purposes.

6. UNECONOMIC SUBSTANCES

Nothing herein contained shall require Raser to produce any Substance or Geothermal Resources. Raser shall have the right, without accountability to Owner therefor, to waste or dispose of any such uneconomic Geothermal Resources by such lawful manner or means as Raser shall deem appropriate in the circumstances provided such actions do not hinder in any manner reasonable operation and maintenance of the subject ranch and its operations or otherwise result in a diminution in value of such ranch.

7. SURFACE OPERATIONS/POWER PLANT SITE

(a) The parties acknowledge the consideration provided in Sections 1 and 2 of this Agreement as well as the prior payments and other payments provided in the Truckee Geothermal Lease (as amended herein) (the “Compensation”) are compensation in full for any surface disturbance or damage to growing crops or livestock both past, present and future caused by Raser’s operations on the Lands and also acknowledge the right to water usage as coordinated with the Owner’ operations. Owner hereby waives any right to assert adverse effect to value of the Lands in connection with such geothermal development provided the provisions of this Agreement and the Truckee Geothermal Lease are complied with, and related activities as well as the right to seek additional compensation for such development and related activities; provided that Owner may recover for future specific injury or damage to tangible assets as provided in Section 7(c).

(b) Owner and Raser acknowledge and agree that Raser has the full right to construct electric power plants and equipment for generation and transmission of electric power upon the Lands(, provided any such power plant(s) or plants shall be restricted to an area or areas actually or reasonably necessary to serve and support the improvements described herein. The Compensation constitutes full and adequate compensation for constructing and utilizing any number of power plants on the Lands.

(c) Notwithstanding Section 7(a) above, Raser agrees to use reasonable care at all times in all of Raser’s operations on the Lands to prevent injury or damage to specific tangible assets, including cattle, livestock, buildings, water rights, water diversion works, ditches, tanks and water wells or other property of the Owner located thereon; and Raser agrees to repair, mitigate or pay the Owner the fair market value (as determined by an independent third-party appraiser) for all specific tangible damages to specific tangible assets resulting from Raser’s operations on the Lands.

(d) Raser shall prevent well products or surface materials or refuse of any kind from entering, passing into or otherwise diluting or degrading or polluting the waters or the water supply of Owner or others. Raser shall remove all drilling fluids, well products and other substances, the spillage of which would contaminate or otherwise adversely affect the productivity of any portion of the Lands not actually occupied or used by Raser or which would adversely affect the waters or the water supply of Owner or others to such place or places as to reasonably insure that such contamination or adverse effect does not occur.

Once the well sites for the subject wells (the “Well Site ROWs”), the access road rights of way (“Road ROWs”), and the power plant rights of way (“Power Plant ROWs”) have been surveyed and precisely identified by legal description, the Owner and Raser shall execute written rights-of-way, in form sufficient for recording in Nye County, that conclusively identify the ROWs described above.

Raser shall have the exclusive right to use and maintain the Well Site ROWs and any Other ROWs (including the Power Plant ROW). Raser shall have the non-exclusive right to use and maintain the Access Road ROWs during the term of this Agreement for its purposes. Raser hereby agrees that Owner, and its successors, assigns, employees, agents, invitees and licensees, shall have the right to use the Access Road ROWs for access to the remainder of Owner’s property as currently owned and used. Owner, and their successors, assigns, employees, agents, invitees and licensees shall not interfere with Raser’s operations on the Lands or the use or maintenance of the Access Road ROWs (or the other ROWs), and Owner shall be responsible for any cost of repairing damage to any ROW access road caused by Owner, or its successors, assigns, employees, agents, invitees and licensees. Any proposed use of the Access Road ROWs by Owner, or their successors, assigns, employees, agents, invitees and licensees, which would or may be likely to injure, damage or interfere with the Access Road ROWs shall require the prior written consent of Raser which consent shall not be withheld unreasonably, and shall require, at Raser’s option, the presence of Raser’s agent or employee to monitor the activity. When Raser no longer requires an Access Road ROW for its operations, Raser shall provide written notice of its intent to abandon operations and Owner shall have the option to assume control and maintenance over the Access Road ROW by notifying Raser within thirty (30) days of receipt of such notice; otherwise, Raser shall remediate and restore the property covered by an Access Road ROW or other property utilized at any time by Raser to its natural state within sixty (60) days of such abandonment.

8. TITLE WARRANTY

Owner represents and warrants to Raser that it has good and marketable fee title to the approximately 18,000 acres of land set forth in Exhibit “A”, free and clear of all liens and encumbrances other than rights of way and easements of record, and hereby grants, and agrees to defend, title to the Lands, except for recorded documents listed in Exhibit “B”, and further agrees that Raser at its option may pay and discharge any delinquent taxes, mortgages, trust deeds or other delinquent liens or encumbrances existing, levied or assessed on or against the Lands; and, in the event Raser shall exercise such option, Raser shall be subrogated to the rights of any holder or holders thereof and shall have the right, in addition to other remedies provided by law or equity, to reimburse itself by applying to the discharge of any such mortgage, tax or other lien or encumbrances any and all payments accruing to Owner hereunder.

9. OPERATIONS

All operations and acts of Raser upon the Lands shall be performed in a good, safe and workmanlike manner and in accordance with recognized good operating, engineering and industry standards and practices. Reasonable efforts shall be undertaken to keep all operating sites neat, clean and safe and operations shall be conducted so as to eliminate, as is reasonable, dust, noise and noxious odors.

10. UNITIZATION

(a) Subject to the conditions of Subsection (g) below, Raser shall have the right, at its sole option, from time to time, either before or after production, to unitize, pool or combine all or any part of the Lands with other land or lands or lease or leases (whether held by Raser or others and whether or not the surface of such lands may be used for development or operating purposes) adjacent, adjoining or in the immediate vicinity of the Lands to comprise one or more operating or development units (“Unit”), and drilling operations or production on any such Unit shall constitute compliance herewith to the same extent as though such operations or production were on the Lands. Owner’s participation interest in any Unit shall be the proportion of the acreage that is utilized by Raser as a participating area(s) for such purposes in relation to the total acreage utilized as participating area(s) in the Unit. Such Unit shall come into existence upon Raser’s execution in writing and recordation in the Office of the Recorder in the County or Counties where the Lands are located, of an instrument identifying and describing the Unit’s acreage, or as otherwise provided in the relevant Unit Agreement. Raser shall at all times keep Owner informed of the Lands included in any Unit.

(b) Raser shall have the right at any time or times to increase or decrease the size of any Unit, and any change in the amount of Owner’s royalties resulting from the unitization of all or part of the Lands or an increase or decrease of the Lands in a Unit shall not be retroactive.

(c) As to each and any such Unit, Raser shall have the right to commingle for the purpose of utilizing, selling or processing, or causing to be processed, the steam or steam power and/or extractable minerals produced from such Unit with the steam or steam power and/or extractable minerals produced from other lands or units, so long as the production from the Unit which includes all or portions of the Lands is measured, metered or gauged as to Unit production; Unit production so measured, metered or gauged shall then be allocated to the Lands in accordance with the provisions herein.

(d) Allocation, as aforesaid, shall cease upon any termination, either in whole or in part (by surrender, forfeiture or otherwise), of this or any other lease covering lands in such Unit as to the lands covered by such terminated lease or part thereof. In the event of the failure of Owner’s or any other owner’s title as to any portion of the lands included in any such Unit, such portion of such land shall likewise be excluded in allocating production from such Unit; provided however, Raser shall not be held to account for any production allocated to any lands to be excluded, as aforesaid, from such Unit unless and until Raser has actual knowledge of the aforesaid circumstances requiring such exclusion.

(e) If any taxes of any kind are levied or assessed (other than taxes on the land as such or any rights thereto not covered by the Agreement), any portion of which is chargeable to Owner, then the share of such taxes to be borne by Owner as provided in the Agreement shall be in proportion to the share of the royalty from such Unit allocated to the Lands, subject to controlling law and the balance of any such tax shall be the sole responsibility of Raser. To the extent Raser shall fail to make such payments in a timely fashion after written notice from Owner and failure to cure within ten (10) days from such notice, such failure shall be construed as a major breach of this Agreement and of the Truckee Geothermal Lease agreement.

(f) Raser may, at its sole option, at any time when there is no production in such Unit of Substances and/or Geothermal Resources in quantities deemed paying by Raser, terminate such Unit by a written declaration, in the manner in which it was created.

(g) A unit shall be limited to the amount of acres required to prudently develop and utilize Geothermal Resources for the purpose of this Agreement, accordingly once production is established only those portions of the Lands necessary to supply Geothermal Resources for the production of electricity or otherwise shall be deemed to constitute participating area(s) and be permitted to be reserved and held by unitization. Under no circumstances shall a geothermal plant be placed on the Lands where the majority of the relative unitization is upon lands not owned by Truckee, its heirs or assigns.

11. FORCE MAJEURE

Raser’s obligations hereunder shall be suspended, and the term of the Agreement and the period for removal of Raser’s property in the event of termination shall be extended while Raser is prevented from complying therewith by: strikes; lockouts; riots; action of the elements, including but not limited to fire, explosion, flood, volcanic activity, earthquakes, or tidal waves; accidents; delays in transportation; inability to secure labor or materials in the open market; laws, rules or regulations of any Federal, State, County, Municipal or other governmental agency, authority or representative having jurisdiction, including failure or delay in issuance of necessary permits or approvals; war (whether declared or undeclared); acts of God; litigation or administrative proceedings affecting title to lands covered hereby or operations thereon; (“Force Majeure”).

12. REMOVAL OF RASER’S PROPERTY

(a) Raser may at any time during the term of the Agreement remove all or any of the property and fixtures placed by it in or upon the Lands, including the right to draw and remove all casing.

(b) Following termination of the Agreement or any part thereof for any cause, and following abandonment of any well drilled pursuant to the provisions hereof, Raser shall within six (6) months thereafter remove all personal property which Raser shall have brought upon the Lands affected by such termination and shall within that period of time return such portion of land at issue to its natural state.

13. ASSIGNMENT

(a) Raser shall have the absolute right to sell or assign its interest or right in and to this Agreement and/or the Lands, and/or any portion or right therein, including the right to pledge, assign, mortgage, or otherwise collateralize the Agreement to any affiliate of Raser and/or any party for the purpose of financing or tax structuring. And Raser shall also have the right, with Owner’s consent, which shall not be unreasonably withheld, to assign all or any part of its rights or interest in and to the Agreement, including but not limited to Raser’s right to occupy such portions of the surface of the Lands as may be necessary for the construction of plants and other facilities. No assignment by either party hereunder shall be effective for any purpose whatsoever until and unless a copy of the recorded instrument of assignment is given to the other party, in the same manner as is provided for at Section 15 below.

(b) In the event of assignment by Raser of the Agreement as to a segregated portion of the Lands, payments due the Owner hereunder shall be apportionable among the several leasehold owners according to the surface area of each of their respective leaseholds, and default in such payment by one or more of such leasehold owners shall in no way affect the right of any other leasehold owner hereunder. At all times, Raser shall remain liable for any and all payments due to Owner for any land use, whether such use is by Raser or by an assignee of Raser.

14. INSPECTION RIGHTS/ BOOKS AND RECORDS

(a) Owner, or its agents, may at reasonable times and upon the consent of Raser, but at Owner’s sole risk and expense, examine the workings, installations, structures and operations of Raser upon the Lands but shall do so in such manner as not to unreasonably interfere with Raser’s operations.

(b) Raser shall keep full and correct copies of its books and records with respect to all matters relevant to the royalty and other rights of Owner hereunder and Owner or its agents may upon reasonable notice and at reasonable times, but at Owner’s sole risk and expense, inspect and copy the same no more than twice in any given calendar year.

(c) During the term of this Agreement Raser shall provide updates to Owner from time to time as reasonable to keep Owner appraised of the status of Raser’s well field exploration efforts on the Lands. All data and information relating to the Geothermal Resources which are developed or acquired by Raser shall be provided to Owner. Owner agrees that it will not disclose such information to third parties without the prior written consent of Raser, which consent may be withheld in its absolute discretion.

15. NOTICES AND PAYMENT

Owner may give any notice or deliver any document hereunder to Raser by mailing the same by prepaid registered or certified mail addressed to Raser at:

Raser Power Systems, LLC

5152 North Edgewood Dr.

Provo, Utah 84604

Attention: Chief Executive Officer

With a copy to:

Raser Power Systems, LLC

5152 North Edgewood Dr.

Provo, Utah 84604

Attention: General Counsel

or by delivering the same in person to the above-referenced address of Raser. Raser may give any notice or deliver any document hereunder to Owner by mailing the same by prepaid registered or certified mail addressed to Owner at:

Truckee River Ranch, LLC

***

***

or by delivering the same to Owner in person. For purposes of this paragraph, either party may change its address by written notice to the other. In case of any notice or document delivered by registered or certified mail, the same shall be deemed delivered when deposited in any U.S. Post Office, properly addressed as herein provided, with postage fully prepaid. Raser may make any payment due Owner to Owner personally or by mail at the address of Owner given above.

16. OWNER CLAIMS OR INTERESTS IN GEOTHERMAL RESOURCES; AFTER-ACQUIRED TITLE

Raser had initially obtained a geothermal resources lease from Owner, but after a title examination, it was revealed that Owner does not own any geothermal resources in the RO Ranch portion of the Lands and may own only partial interests in geothermal resources underlying other portions of the Lands. Raser proceeded to obtain the National Geothermal Lease, and has proceeded to obtain leases as to other geothermal interests underlying the lands and not otherwise held by Owner. It appears that the BLM owns the geothermal resources in certain lands underlying the RO Ranch, but Owner could possibly assert claims to geothermal resources in some of the BLM Lands. While it appears from a title examination that Owner does not own any geothermal resources in the RO Ranch portion of the Lands, if Owner should ever obtain title to geothermal resources within the RO Ranch or any other portion of the Lands, such resources shall be deemed leased pursuant to the terms of the this Agreement and the Truckee Geothermal Lease between Owner and Raser, with royalty payments due and payable according to the terms of the Truckee Geothermal Lease.

17. FINANCING

Owner agrees to execute any documents reasonably required by any lender of Raser to permit Raser to obtain financing for Raser’s activities on the Lands. Such documents may include, without limitation, a certificate of Owner confirming the validity and enforceability of this Agreement and the Truckee Geothermal Lease, that there are no defaults under this Agreement or the Truckee Geothermal Lease, that this Agreement and the Truckee Geothermal Lease shall survive any foreclosure and may be assigned to subsequent purchasers at foreclosure, consent of Owner to the grant of Raser’s rights in this Agreement and the Truckee Geothermal Lease (in whole or part) to a lender for security purposes, and any other covenants and agreements that are typically required by institutional lenders.

18. GOVERNING LAW

The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada, without giving effect to its principles of conflicts of laws and the Courts of the State of Nevada shall be the sole Courts of jurisdiction.

19. WAIVER

By signing this Agreement, neither party waives its statutory and common law rights to occupancy and enjoyment of their respective estates, except as expressly provided.

20. ASSIGNMENT

All rights and obligations under this Agreement shall run with the Lands and shall inure to the benefit of and be binding upon the heirs, successors, or assigns of each party. Raser may assign all or any portion of its rights in this Agreement and in the Truckee Geothermal Lease to an affiliate or to any third party without the prior written consent of Owner, including, without limiting the foregoing, assignments for purposes of providing security for any loans. The parties hereto agree to execute a memorandum of this Agreement, which shall be in form sufficient to record in the Nye County real property records, in the form attached hereto as Exhibit C.

21. AMENDMENT

Except for the Truckee Geothermal Lease (as amended herein), this Agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect thereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

22. COUNTERPARTS

This Agreement may be executed in counterparts. Each counterpart shall constitute an original and all counterparts together shall constitute one and the same document. Receipt by party hereto of an executed copy of this Agreement by facsimile shall constitute conclusive evidence of execution and delivery of the Agreement by the signatory thereto.

23. CONFIDENTIALITY

Owner agrees to keep confidential, and not disclose to any third party other than any lending institution utilized by Owner requesting such information, the amount of any royalties, rentals or other consideration provided by Raser to Owner under this Agreement. Moreover, Owner agrees not to disclose to any third party that Owner has entered into this Agreement or the identity of Raser, without Raser’s prior written consent. Owner acknowledges that the consideration provided in this Agreement is given in part in reliance upon the covenants and agreements of confidentiality of Owner in this section.

[Signatures on the following page]

Dated effective as of the date first written above.

OWNER:

TRUCKEE RIVER RANCH, LLC

By:	/s/ R. Mark Hyde
Name:	R. Mark Hyde
Title:	Managing Member

RASER:

RASER POWER SYSTEMS, LLC

By:	/s/ Brent M. Cook
Name:	Brent M. Cook
Title:	Manager

EXHIBIT A

Legal Description of the Lands

EXHIBIT B

Exceptions

EXHIBIT C

Form of Memorandum of Agreement

WHEN RECORDED, RETURN TO:

Richard D. Clayton

Raser Power Systems, LLC

5152 N. Edgewood Dr., Suite 375

Provo, Utah 84604

MEMORANDUM OF

SURFACE ACCESS AND USE AGREEMENT

This MEMORANDUM OF SURFACE ACCESS AND USE AGREEMENT (“Memorandum”) is executed effective December 14, 2007, by and between Raser Power Systems, LLC, with an address of 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604 (“Raser”), and Truckee River Ranch, LLC, with an address of ***, ***, Nevada *** (“Owner”).

WHEREAS, Owner owns record title to the surface estate in certain real property located in Nye County, Nevada, described on Exhibit A hereto (hereinafter the “Subject Lands”).

WHEREAS, Raser owns the rights to explore for and develop geothermal energy under certain geothermal leases by and between Raser and Owner, National Geothermal Corporation, and other parties, and intends to drill numerous geothermal wells (“Subject Wells”), construct access roads and construct and maintain transmission lines, utility lines, storage tanks, pipelines and geothermal production facilities (the “Improvements”) on a portion of the Subject Lands (“Well-Sites”), which Well-Sites will include typical geothermal exploration equipment and facilities. In connection with accessing, drilling and operating the Subject Wells, and construction and development of the Improvements, Raser requires a portion of the Subject Lands to construct and maintain access roads crossing the Subject Lands (“Access Road ROWs”).

WHEREAS, Owner and Raser have entered into that certain Surface Access and Use Agreement, dated of even date herewith (“Agreement”), wherein Owner has granted Raser the right to construct the Subject Wells, the related access roads (the “ Access Road ROWs”), other rights of way for pipelines, utilities, production facilities, or other facilities (“Other ROWs”), and the right to develop future Subject Wells and the right to construct the Improvements on a portion of the Subject Lands, subject to the terms and conditions set forth in the Agreement, and Owner and Raser desire to record this Memorandum in the Nye County real property records to provide public notice of the Agreement. Such rights-of-way granted by Owner to Raser include, without limitation, an easement and right-of-way for power plants and related facilities, including utilities to and transmission lines out of, such facilities (“Power Plant ROWs”).

NOW, THEREFORE, Owner and Raser hereby record with the Nye County, Nevada, Recorder, this Memorandum, evidencing Owner’s and Raser’s respective rights and obligations under the Agreement, to serve as notice of such rights and obligations. Owner and Raser hereby incorporate the Agreement by reference herein and hereby republish all of the terms and conditions thereof. The terms of the Agreement shall run with the Subject Lands, and shall be binding upon the successors and assigns of Owner and Raser, respectively. A copy of the Agreement, with some confidential information redacted, can be made available at the offices of either Owner or Raser, set forth above.

This document may be executed and acknowledged in counterparts, all of which executed and acknowledged counterparts shall together constitute a single document. Signature and acknowledgment pages may be detached from the counterparts and attached to a single copy of this document to form physically one document.

Dated effective as of the date first written above.

OWNER:

TRUCKEE RIVER RANCH, LLC

By:	/s/ R. Mark Hyde
Name:	R. Mark Hyde
Title:	Managing Member

RASER:

RASER POWER SYSTEMS, LLC

By:	/s/ Brent M. Cook
Name:	Brent M. Cook
Title:	Manager

EXHIBIT A

To Memorandum of Surface Access Agreement

Legal Description of the Subject Lands